Exhibit 10.4

AGREEMENT FOR DELIVERY

OF

PRE-CONSTRUCTION ACTIVITIES

This agreement (the “Agreement’) is made and entered into this 12.22.21 by and between:

1)	Wiling Hands AS, reg.no. 915 063 489, Ronatoppen 63A, 4638 Kristiansand, Norway (the “Company” or “WH”); and

2)	AFRICAN Agriculture, Inc., a Delaware Corporation, 445 Park Avenue, 9th floor, New York, NY 10022 (the “Partner” or “AA”)

(The Company and the Partner are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

1. CONTRACT DOCUMENTS

1.1.	Overview

This Agreement consists of the following documents:

–	This contract document
–	Appendix 1: Services
–	Appendix 2: Remuneration

1.2.	Interpretation - order of priorities

If there is a conflict between an appendix and the wording of this contract document, the appendix shall only take precedence over this contract document if the appendix clearly and unequivocally specifies which clause or clauses have been amended, replaced or supplemented.

2.	ENGAGEMENT AND SERVICES

The Partner hereby engage WH to render the services described in Appendix 1 attached hereto (the “Services”), and WH hereby accepts the engagement.

3.	DURATION

This Agreement shall commence on the date specified in Appendix 1 (the “Effective Date”) and shall remain in effect until the completion of the Services or the earlier termination of this Agreement as provided in Section 7 below.

4.	REMUNERATION AND EXPENSES

In consideration of the Services to be rendered under the Agreement, the Partner shall remunerate the Company and reimburse the Company’s expenses pursuant to the rates and procedures set forth in Appendix 2.

WH reserves the right to suspend any work under this Agreement in case of non-settlement of invoices. WH shall not be held liable for any loss whatsoever that the Customer may incur as a result of such suspension.

5.	OWNERSHIP RIGHTS

The Partner shall obtain ownership of outcome of the Services specifically ordered and paid for by the Partner, upon full payment of the agreed remuneration, Until full payment has been made, the Company and the Partner shall retain rights of ownership proportionate to the amount paid.

The Company is allowed to retain copies of the outcome of the Services and any other material developed or produced by the Company in connection with this Agreement.

Methodology, models, materials based on prior experience, templates and similar, including any changes to such during the Services, shall remain the property of the Company provided that the models and materials consist in protected IP.

The Company retains the rights to the general “know-how” associated with the Services.

6.	RENDERING OF THE SERVICES AND LIABILITY

WH undertakes to perform the Services for the benefit of the Partner with due care and diligence. In rendering the Services, WH shall devote the same degree of care as it usually employs in the conduct of its own affairs.

The Partner shall provide access to such information, property and personnel as may be reasonably required in order for WH to perform the Services.

WH’ liability for the rendering of the Services shall be limited to direct losses and/or damages due to intentional misconduct or gross negligence of WH. In no event shall WH be liable for incidental or consequential damages.

Either Party’s aggregate liability under this Agreement is limited to 25% of the agreed remuneration for the Services.

7.	TERMINATION

The Partner has the right to terminate the Agreement if WH is in material breach of the Agreement and has not remedied the situation within a reasonable time of 60 days after written notification despite being requested to do so. If the Partner terminate the Agreement in accordance with this paragraph, WH shall be entitled to remuneration for the parts of work performed and expenses incurred, provided that the result of WH’ work is used or may be used in a meaningful manner.

WH has the right to terminate the Agreement if the Partner is in material breach of the Agreement and has not remedied the situation within a reasonable time of 60 days despite being requested to do so. In such cases, WH is entitled to remuneration for work performed – regardless of whether the result of WH’ work is used or may be used in a meaningful manner, including costs and expenses incurred excluding loss of profit.

Either Party is entitled to terminate the Agreement if the other Party goes bankrupt, initiates liquidation proceedings, suspends payments or otherwise deemed to be insolvent.

Either Party may terminate this Agreement with a month’s notice to the other Party. Termination shall be without prejudice to accrued rights under this Agreement.

In the case the Agreement is terminated, the Parties will settle all remaining accounts within a reasonable time period.

8.	CONFIDENTIALITY

The Parties undertake not to unlawfully disclose sensitive information about each other to third parties. Information that has already been publicly known or is rightfully received from a third party is not considered confidential information. The duty of confidentiality does not apply when Disclosure required by law, regulation or decision is made pursuant to statutory law.

This duty of confidentiality shall remain in force during the period of the Agreement and for two years thereafter, unless otherwise agreed between the Parties in writing.

9.	CHANGES TO THE SERVICES AND OTHER AMENDMENTS TO THE AGREEMENT

The Parties may agree to changes to the scope of Services or other amendments to this Agreement or its appendices by mutual consent in writing.

10.	FORCE MAJEURE

If the performance of a WH’ obligations is prevented by unforeseen circumstances beyond the Company’s control, WH shall be free from liability and other consequences and entitled to a time extension. If the rendering of the Services in such cases is materially prevented for more than three months, WH shall be entitled to terminate the Agreement without incurring any liability.

11.	MISCELLANEOUS

11.1.	Assignment

A Party may not assign or transfer any of its legal, beneficial or other rights, benefits and/or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.

11.2.	Amendment and waiver

No amendment to and no waiver of any rights under this Agreement shall be effective unless made in writing and signed by the Parties hereto.

11.3.	Severability

If any of the provisions of this Agreement is found by any competent authority to be void or unenforceable, it shall be deemed to be deleted from this Agreement, and the remaining provisions of this Agreement shall remain in force and effect. Notwithstanding the foregoing, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

11.4.	Language

This contract has been executed in English.

11.4.	Governing law and dispute resolution

This Agreement shall be governed by and construed in accordance with Norwegian Law. Should any dispute arise between the Parties hereto with regard to the interpretation, rights, obligations and/or implementation of any one or more of the provisions of this Agreement, the Parties shall in the first instance attempt to resolve such dispute by amicable negotiation between the primary contact persons, or other persons that the Parties shall nominate for this purpose,

Should such negotiations fail to achieve a resolution within forty-five (45) days, either Party may declare a dispute by written notification to the other, whereupon such dispute shall be referred to arbitration under the following terms:

a)	such arbitration shall be resolved under provisions of the Norwegian Arbitration Act (and as amended from time to time),

b)	the tribunal shall consist of one arbitrator to be agreed upon between the parties failing which such arbitrator shall be appointed by the Chairman for the time being of the Chartered Institute of Arbitrators (Norwegian Chapter) upon the application of any party,

c)	the place and seat of arbitration shall be the Board of Arbitration of Norway and the language of arbitration shall be English; unless the parties mutually agree to choose other place to reduce cost for both parties,

d)	The award of the arbitration tribunal shall be final and binding upon the parties to the extent permitted by law and any party may apply to a court of competent jurisdiction for enforcement of such award. The award of the arbitration tribunal may take the form of an order to pay an amount or to perform or to prohibit certain activities, and

e)	notwithstanding the above provisions of this clause, either party is entitled to seek preliminary injunctive relief or interim or conservatory measures from any court of competent jurisdiction pending the final decision or award of the arbitrator.

***

This Agreement has been executed in two counterparts, of which the Parties keep one each.

For and on behalf of Willing Hands AS

Signature:	/s/ Ari M Mathiesen
Name:	Ari M Mathiesen
Title:	Chief Executive Officer

For and on behalf of African Agriculture, Inc.

Signature:	/s/ Alan Kessler
Name:	Alan Kessler
Title:	Chairman & Chief Executive Officer

Appendix 1 - Services and Project Plan

Part 1: Terms of Reference - Senegal Aquaculture Project

Proposed Feasibility Study and Business Plan/Proposal

1. Introduction:

AFRICAN Agriculture, Inc. (AA) and Willing Hands AS (WH) have signed a memorandum of understanding (MoU) to develop a commercial fish farming and capture fisheries project (the “Project”) at suitable water bodies or other suitable sites in Senegal. Under the MoU, WH will provide business and technology information from Norway; technology and knowledge transfer; training of the project sponsors; and arrange for partial funding of the Project from the private sector. AA’s role will be to jointly finance the initial process with WH to create an investment decision foundation, this involves the review of project documentation that will contribute to the enhancement and/or development of a financial model and information memorandum, with specific identification of financing requirements, capital structure, credit enhancements and necessary risk reduction strategies. AA will also facilitate the link between the Project and financial institutions with the aim of leveraging additional funding, if needed.

2. Objectives of the ToR

The overall objective of the Terms of Reference (ToR) is to engage a consultant (WH) to develop technical and financial feasibility study for the proposed commercial fish farming project in Senegal. The feasibility study will cover several issues (discussed under Scope of Work) to determine whether the project is feasible. Furthermore, WH will be required to, based on the findings of the study, produce detailed design works of the hatchery, the fish farm and the processing plant with bills of quantities, and a financial model with sensitivity. All of the above will be comprise part of the final business plan/proposal. The business plan/proposal will recommend the best structure(s) and most viable option(s) for project take-off.

3. Scope of Work

The scope of work will include among other things:

a. National scoping

●	Review of national/ sub-national priorities for aquaculture and fisheries

●	Identification of relevant stakeholders for consultation

●	Google-earth marking of the aquaculture site

●	Review of aquaculture and capture fisheries species and systems

●	Review of general issues and opportunities of aquaculture

b. Investigation of the proposed site

The study will assess the situation of the site and the surrounding areas with regards to a) the needed infrastructure like access to electricity, roads, fish landing, shipping, processing facilities, and accommodation for training; b) buyers, both industries and people who purchase fish farm products; and c) suppliers whose product and inputs are needed by the fish farm such as hatcheries with ready to purchase fingerlings. The main activities undertaken will include:

●	Evaluation of the biophysical attributes of the proposed site. These include:

➢	Topography of the site

➢	Bathymetry of the water body at site

➢	Water quantity

➢	Water quality (temperature, alkalinity, dissolved oxygen, hardness, salinity, ammonia, PH, turbidity and water current/flow)

●	Comparison of the proposed site attributes with the needs of cultured organisms and proper functioning of an aquaculture farm

●	Biosecurity consideration upon which allowable fish and farm density will be based

●	Identification of the required distance between farm sites

●	Identification of the distance between farm sites and other activities

●	Identification of the presence of critical infrastructure (i.e., roads, power facilities, feed mills, processing facilities, fish landing, shipping, input and output markets)

●	Identification of issues and risks associated with the proposed site (i.e., climactic (flood, low water), water contamination, waste management, electricity supply, personal and physical security, etc.)

●	Identification of the existence of any indigenous/artisanal fishing community rights

●	Evaluation of adjacent industries and housing

●	Evaluation of logistics

●	Evaluation of supporting industries

c. Aquaculture production process

●	Choice of species based on the site analysis

●	Review of quality fingerlings and seed availability at competitive prices

●	Review trade-off between producing and purchasing fingerlings

●	Review of the production cycle (i.e., growing seasons)

●	Review of the upstream production process (i.e. ease of obtaining feed supply locally, quality of feeds available, and cost of feed)

●	Review of the downstream production process (i.e., post-harvest aspects). These include:

➢	Review of potential buyers of the product(s) (analysis of the local market, regional market and international market)

➢	Review of capacity of the buyers which will inform the production capacity

➢	Review of the market requirements (i.e., live, iced, frozen, whole, headed and gutted or fillet)

➢	Review of seasonal prices for each product form

➢	Review of seasonal demand for each product form

➢	Review of market options for excess production and undersized product

➢	Review of the possibility of using any of the waste products resulting from the entire production cycle

●	Evaluation of the value-chain

d. Legal factors

●	Identification of the relevant applicable local laws (i.e., aquaculture law, water laws, sanitary laws and user rights law)

●	Identification of the regulations on aquaculture zoning and site selection in water bodies considered “common property”

●	Identification of the process of granting of tenure rights and aquaculture licenses

●	Identification of any relevant site licensing regulations and processes

●	Identification of any requirements to obtain licenses to operate a hatchery, fish farm, processing plant and feed mill in the proposed site

●	Identification of the timelines for attaining the legal permits

●	Identification of any competition requirements

e. Conceptual Planning

Engage quantity surveyors, civil engineers, architects, and land surveyors, to evaluate the viability of installing the hatcheries, fish farm, fish processing factory, and production facilities for fish oils and/or fish meal and other processes fish products. The conceptual planning will determine what kind of buildings to include and where they should be located on the land provided by AA. The main activities undertaken will include:

i.	Structural planning analysis of the proposed facilities
ii.	Design and layout of the hatchery, fish farm, and processing factory
iii.	Altitude - land elevation of the water bodies and surrounding areas

f. Technical Feasibility

Work with aquaculture consultants and technicians for aquaculture technology to assess the types of hatcheries and aquaculture cages that should be installed (size, number, capacity, material). The technical feasibility will further cover aspects surrounding the mooring system, net system, need for impregnation due to algae growth on the nets, and hydraulic crane systems for operations, net-cleaning, feed systems, harvesting systems, etc. The main activities undertaken will include:

i.	Evaluation of technical adaptation
ii.	Evaluation of equipment
iii.	Evaluation of suppliers of equipment and technology both locally and at regional level
iv.	Analysis of water quantity to determine any limitations towards aquaculture and scaling of biomass
v.	All of the above will give indications to what technical setup relevant and necessary
vi.	Identifying certified labs to be examined and evaluated

The results of the water quality assessment of neighbouring water will indicate whether the water quality is suitable y for fish farming (i.e., all of the requisite parameters are within acceptable and recommended ranges). This assessment will also determine the type and quantity of phytoplankton and zooplankton species that are good natural food prey items for tilapia. c.

g. Project Costing

Clear and detailed estimates of the total cost to establish the project considering the various options (including the recommended option) that will be put forward based on the analyses above. This will include the following costs:

●	Detailed costs of the primary aquaculture technology (hatcheries and production facilities, storage facilities etc.)

●	Detailed costs of supporting aquaculture technology (mooring system, net system, hydraulic crane systems for operations, net-cleaning, feed systems, harvesting system etc.)

●	Detailed costs of other capital expenditure (Capex) items (e.g., trucks, diesel generators, weighbridges etc.) as required by the project

●	Detailed costs of targeted species and the investment required for working capital

●	Estimated costs of infrastructure (i.e., access to electricity, roads etc.) that will be required for commercial fish farming project. Final detailed costs to be obtained by local partner,

●	Detailed costs of all relevant operating expenditures for the project, including personnel

At the end of the engagement, Willing Hands shall be expected to submit the following:

a)	A detailed feasibility study outlining the technical and financial viability of the project.

b)	A bankable business plan/proposal based on the feasibility study containing recommendations of the best option to implement the project, financial projections and profitability analysis, and an implementation plan including the investment and return expected from the project over time.

c)	Any additional data, information, or documentation required by the third-party consultant/firm conducting the Environmental and Social Impact Statement (EISA).

Appendix 2 - Remuneration

1. REMUNERATION

1.1. Consideration

Consideration for the Services has been agreed as follows:

1.1.1. Fixed price

	Currency	Amount
Technical Feasibility	USD	40,000	Excl. VAT
Business Plan	USD	30,000	Excl. VAT
Project Management	USD	20,000	Excl. VAT
Travels	USD	10,000	Excl. VAT
Grand total	USD	100,000	Excl. VAT

1.1.2. Rates for travel and subsistence costs

Travel and subsistence costs occurred in connection with the Company’s fulfilment of its obligations under this Agreements shall covered by the contract amount. Local transport and rent of boats, etc. are the responsibility of the Partner. Please note the process and payment for Environmental and Social Impacts Assessment (EISA) must be conducted by a local government approved external consultant and IS NOT included in this contract. However, the Company will provide the EISA consultant with any relevant data, information, and documentation available.

2. INVOICING

The Customer shall within 7 business days after receipt of an invoice, pay the amount due to the Company to the following Norwegian bank account:

Account Name: Willing Hands AS

Account number: 6325 04 41136

N05963250441136

IBAN number Paper format: NOS9 6325 0441 136

SWIFT: NDEANOKK

Bank Name: Nordea Bank AB (publ), filial i Norge

Adresse: Essendrops gate 7, Postboks 1166 Sentrum, N-0107 Oslo, NORWAY

Phone: +47 22 48 50 00

Org.nr: 983 258 344